Exhibit 99.1

Clear Skies launches patented wireless monitoring system

                CSS prepares to launch their XTRAX technology into the smart-grid market

Mineola, New York; Nov. 18 2009: Clear Skies Solar, Inc. (CSKH.OTCBB) today announced the launch of its patented XTRAX® technology into the smart-grid market through its subsidiary, Carbon 612 Corporation. C612 was formed last year to house the patented and patent pending technologies that have been developed in-house by CSS.  One of the technologies CSS developed is the XTRAX wireless data monitoring system for renewable energy systems. XTRAX is a cellular powered data transmittal unit that tracks the clean energy power produced along with the renewable energy and carbon credits associated with clean energy systems.  The system is now in final stages of preparation for commercial launch.  Following the transfer of the XTRAX technology along with related assets and liabilities, about one-third of C612 will be sold in the initial funding round to a group of private investors.

In order to serve the growing solar market domestically as well as internationally, CSS filed for a patent in July 2004 and it was awarded on this technology in February, 2008. Since then, the technology has been developed and built to ANSI & UL guidelines with final testing awaiting third party verifications. The in-house testing has shown XTRAX to be operating at the required accuracy for the energy industry.

“We believe CSS holds the only patent awarded specifically for wireless renewable energy monitoring and our target is the sub 1 megawatt arena.” Says Ezra Green, CEO of Clear Skies Solar. “Our monitoring program is a low cost non-invasive system that makes it affordable for even the smallest of residential systems, which is the large majority of the installations in the U.S. We plan on offering monthly services starting at $10 per month and fully comprehensive commercial reporting and billing packages at up to $100 per month. We believe CSS has a unique low cost system of harvesting and monetizing production data that was previously categorized as too small. With an all–in cost of approximately $150 per unit, we believe it makes the cellular powered XTRAX program the most affordable in the market today.”

With over 150,000 solar installations in the US and hundreds of thousands of additional sub-system monitoring requirements, there is a large target market for XTRAX. The sub-system monitoring would consist of string, inverter and panel monitoring using a combination of radio and cellular technology in order to keep system downtimes to a minimum and production efficiency at a premium. We believe that the XTRAX system will also be a leader in the demand-reduction programs by automating the process as opposed to physically closing machinery switches, which makes it valuable to the energy efficiency industry. One of the market applications would include larger commercial buildings. With grid demands ever expanding, the need to reduce and control electrical consumption is more prevalent than ever before.

Carbon 612 Corporation is in the process of applying for final approvals from the appropriate agencies and obtaining third party verifications. Preliminary testing has shown that XTRAX is operating efficiently and is ready for the commercialization process.

  About Clear Skies Solar:

Clear Skies Solar, Inc. (CSS) through its wholly owned subsidiary provides full-service renewable energy solutions to commercial, industrial, and agricultural clients across the country. CSS was incorporated in 2003 and launched formal operations in 2005. During that time period, CSS developed its proprietary systems, obtained licenses and certifications, and acquired technologies that could maximize the impact of its construction expertise on the renewable energy sector. CSS has become one of the premier solar electric installation companies in the country. For more information about CSS, visit www.ClearSkiesSolar.com.

Forward-Looking Statement Disclaimer

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with Securities and Exchange Commission.

Contact:

Clear Skies Solar:

Tom Oliveri

(516) 282-7652

tom@clearskiessolar.com